Exhibit 5.1

September 5, 2025

Eva Live Inc.

2029 Century Park East, Suite # 400N

Los Angeles, CA 90067

Re:	Eva Live Inc.

Registration Statement on Form S-1, Registration No. 333-288626

Ladies and Gentlemen:

We have acted as counsel to Eva Live Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 and the preliminary prospectus forming a part of the registration statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on July 11, 2025, as thereafter amended or supplemented (the “Registration Statement”). The Prospectus relates to the proposed issuance and sale by the Company (“Offering”) of (i) units (the “Units”), each consisting of (x) one share (each, a “Share”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), and (y) one warrant (“Warrant”), each Warrant exercisable for one share of Common Stock, to be issued under a warrant agency agreement, to be dated on or about the date of the first issuance of the applicable Warrants thereunder (the “Warrant Agreement”), by and between a warrant agent to be selected by the Company (the “Warrant Agent”) and the Company, in substantially the form filed as an exhibit to the Registration Statement (the “Warrant Agreement”); (ii) Shares included in the Units; (iii) Warrants included in the Units; (iv) shares of Common Stock underlying the Warrants (“Warrant Shares”); (v) warrants to purchase Common Stock, such warrants to be issued to the representative of the underwriters for the Offering or the representative’s assigns (the “Representative’s Warrants”); (vi) shares of Common Stock underlying the Representative’s Warrants (“Representative Warrant Shares”) and (vii) additional shares of Common Stock and/or Warrants for the underwriters’ overallotment option (such shares, the “Option Shares” and such Warrants, the “Option Warrants”, and the shares of Common Stock underlying the Option Warrants, the “Option Warrant Shares”). The Units, the Shares, the Warrants, the Warrant Shares, the Representative’s Warrants, the Representative Warrant Shares, the Option Shares, the Option Warrants and the Option Warrant Shares are referred to herein, collectively, as the “Securities.” The proposed maximum aggregate offering price of the Securities is $11,500,000. The Securities are to be sold by the Company pursuant to an underwriting agreement by and between the Company and Maxim Group LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation and all amendments thereto, as currently in effect, (ii) the Company’s Bylaws and all amendments thereto, as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of Warrant, (v) the form of Representative’s Warrant, (vi) the Underwriting Agreement; (vii) the Warrant Agreement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Units have been duly authorized for issuance by the Company. The Units, if and when issued, delivered and paid for as described in the Prospectus and pursuant to the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity.

2.	The Shares, the Representative Warrant Shares, and the Option Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for as described in the Prospectus and pursuant to the Underwriting Agreement, will be validly issued, fully-paid and non-assessable.

3.	The Warrants, the Representative’s Warrants, and the Option Warrants have been duly authorized for issuance by the Company. The Warrants, the Representative’s Warrants, and the Option Warrants, when issued, delivered and paid for as described in the Prospectus and pursuant to the Warrant Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or equity.

4.	The Warrant Shares, the Representative Warrant Shares, and the Option Warrant Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor, upon exercise of the Warrants, the Representative’s Warrants, and the Option Warrants, as applicable, in accordance with the terms therein and the terms of the Warrant Agreement, will be validly issued, fully-paid and non-assessable.

The opinion expressed herein is limited to the Nevada Revised Statutes, and, with respect to the enforceability of the Warrants, the Representative’s Warrants, and the Option Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP